                                                                    EXHIBIT 11.1

                              INFORMIX CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE

                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                  FOR THE NINE MONTHS ENDED
                                                 ----------------------------   FOR THE YEARS ENDED DECEMBER 31,
                                                 SEPTEMBER 28,  SEPTEMBER 29,  ----------------------------------
                                                     1997           1996          1996      1995(1)    1994(1)(2)
                                                 -------------  -------------  ----------  ----------  ----------
                                                         (UNAUDITED)
Net income used for net income (loss) per-share
  calculation..................................   $  (366,061)   $   (66,555)  $  (73,565) $   38,600  $   48,293
Net Income Per Common Share:
  Weighted average outstanding shares..........       151,708        149,194      149,310     145,062     137,742
  Net effect of outstanding options............       --             --            --           5,565       5,040
                                                 -------------  -------------  ----------  ----------  ----------
  Weighted average common and common equivalent
    shares outstanding.........................       151,708        149,194      149,310     150,627     142,782
Net income (loss) per-share....................   $     (2.41)   $      (.45)  $     (.49) $      .26  $      .34
                                                 -------------  -------------  ----------  ----------  ----------
                                                 -------------  -------------  ----------  ----------  ----------

    Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income (loss) per share amounts shown above.

Notes:

(1) Amounts presented have been restated to reflect the Company's business combination with Illustra Information Technologies, Inc. as a pooling-of-interests.

(2) Share and per-share information has been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective June 26, 1995.